Exhibit 4.23

EXECUTION COPY

SECURITY AGREEMENT

dated as of June 16, 2004

between

US UNWIRED INC.,

the GUARANTORS party hereto

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

(i)

Schedule 1-	Notice Addresses of Guarantors
Schedule 2 -	Description of Investment Property
Schedule 3 -	Filings and Other Actions Required to Perfect Security Interests
Schedule 4 -	Location of Jurisdiction of Organization
Schedule 5 -	Locations of Inventory and Equipment
Schedule 6 -	Intellectual Property
Schedule 7 -	List of Contracts, Licenses and Other Agreements
Schedule 8 -	List of Commercial Tort Claims
Schedule 9 -	New Debtor Events

Annex 1 -	Form of Assumption Agreement
Annex 2 -	Form of Short Form Intellectual Property Agreement

(ii)

SECURITY AGREEMENT (this “Agreement”), dated as of June 16, 2004, between US UNWIRED, INC., a Louisiana Corporation (the “Company”), each of the Subsidiaries of the Company identified under the caption “Subsidiary Guarantors” on the signature pages hereto (individually, a “Guarantor” and, together with the Company and any other entity that may become a party hereto as a “Guarantor hereunder” as provided herein, individually an “Obligor” and, collectively, the “Obligors”), and U.S. Bank National Association, as Collateral Agent for the Secured Parties under and as defined in the Intercreditor Agreement referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the U.S. Bank National Association as trustee (the “2010 Notes Trustee”) have entered into an indenture dated as of June 16, 2004 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “2010 Indenture”) providing for the issuance by the Company of its First Priority Senior Secured Floating Rate Notes due 2010 (the “2010 Notes”);

WHEREAS, the Company, the Guarantors and the U.S. Bank National Association as trustee (the “2012 Notes Trustee” and, together with the 2010 Notes Trustee, the “Trustees”) have entered into an indenture dated as of June 16, 2004 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “2012 Indenture” and, together with the 2010 Indenture, the “Indentures”) providing for the issuance by the Company of its 10% Second Priority Senior Secured Notes due 2012 (the “2012 Notes” and, together with the 2010 Notes, the “Notes”);

WHEREAS concurrently with the execution and delivery hereof the Company, the Guarantors, the 2010 Notes Trustee, the 2012 Notes Trustee and the Collateral Agent are entering into an intercreditor agreement (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Intercreditor Agreement”), providing, inter alia, for certain matters relating to the liens granted hereunder and for the liens granted hereunder for the benefit of the holders of the 2010 Notes to be senior to the liens granted hereunder for the benefit of the holders of the 2012 Notes;

WHEREAS it is a condition precedent of to the issuance of the Notes that the Obligors shall have executed and delivered this Agreement to the Collateral Agent to secure the Notes and the Subsidiary Guarantees under and as defined in the Indentures by granting to the Collateral Agent first priority security interests in the Collateral for the benefit of the First Lien Secured Parties (as defined in the Intercreditor Agreement) and second priority security interests in the Collateral for the benefit of the Second Lien Secured Parties (as so defined);

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NOW, THEREFORE, for and in consideration of the premises, each Obligor and the Collateral Agent, on behalf of itself and each Secured Party (and each of their respective successors or assigns), hereby agree as follows:

ARTICLE 1

DEFINED TERMS

1.01 Terms Generally. Terms used herein and not otherwise defined herein are used herein as defined in the Intercreditor Agreement and in the Indentures.

1.02 Certain Uniform Commercial Code Terms. The terms “Accounts”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangible”, “Goods”, “Instruments”, “Inventory”, “Letter-of-Credit Rights”, “Payment Intangible” and “Software” have the respective meanings ascribed there to in Article 9 of the Uniform Commercial Code. The term “Financial Assets” and “Securities Account” shall have the meaning ascribed thereto in Article 8 of the Uniform Commercial Code.

1.03 Additional Definitions. In addition, as used herein:

“Assumption Agreement” means the Assumption Agreement substantially in the form of Annex 1 hereto.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, including voting and non-voting) of equity of such Person; provided that in no event shall “Capital Stock” of any Person include any debt security convertible or exchangeable into equity of such Person until conversion or exchange, as applicable.

“Collateral” shall have the meaning assigned to such term in Section 2.

“Contract” means any chattel paper, promissory note, lease, contract, general intangible, license, property right or agreement.

“Copyright Licenses” shall mean any written agreement naming any Obligor as licensor or licensee (including, without limitation, those listed in Schedule 6 hereto), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means (a) all copyrights arising under the laws of the United States or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6 hereto), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (b) the right to obtain all renewals thereof.

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“Equity Collateral” shall have the meaning assigned to such term in Section 2.01(g).

“Excluded Permitted Lien Property” means any property or assets of the Company or any Guarantor that are subject to the clauses (a), (f), (g), (h) or (u) of the definition of “Permitted Liens” as set forth in the Indentures (but only to the extent that the agreements relating to such Liens prohibit the creation of Liens in favor of the Collateral Agent on any such property or assets).

“FCC” means the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

“FCC License” means any cellular telephone, microwave, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction and/or the operation of any System, granted or issued by the FCC.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property arising under United States law, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” means any promissory note evidencing loans or other advances made by any Obligor to the Company or any of its Subsidiaries.

“Investment Property” means, the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Equity.

“Issuers” means each Restricted Subsidiary that is a Domestic Subsidiary.

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

“Patents” means (a) all letters patent of the United States or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6 hereto, (b) all applications for letters patent of the United States or any political subdivision thereof and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (c) all rights to obtain any reissues or extensions of the foregoing.

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“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Obligor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Permitted Liens” shall have the meaning assigned to such term in the Indentures.

“Pledged Equity” shall have the meaning assigned to such term in Section 2.01(g).

“Pledged Notes” means all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Obligor and all other promissory notes issued to or held by any Obligor (other than promissory notes issued in connection with extensions of trade credit by any Obligor in the ordinary course of business).

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“PUC” means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any mobile communications system or over Persons who own, construct or operate mobile communications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in said state.

“PUC Authorization” means any validation, exemption, franchise, waiver, approval, order or authorization, consent, license, certificate or permit issued by a PUC.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws, the partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination, judgment, writ, injunction, decree or order of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Peron or any of its property or to which such Person or any of its property is subject.

“Restricted Subsidiary” shall have the meaning assigned to such term in the Indentures.

“Subsidiary Guarantee” means, in respect of either series of Notes, the Guarantee by each Guarantor of the Company’s obligations under the respective Indenture pursuant to which such series of Notes are issued, executed pursuant to the provisions of such Indenture.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter

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adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any political subdivision thereof and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6 hereto, and (b) the right to obtain all renewals thereof.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Obligor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6 hereto.

ARTICLE 2

GRANT OF SECURITY INTEREST

2.01 The Grant. Each Obligor hereby (i) assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the First Lien Secured Parties, a first priority security interest in, all of the following property now owned or at any time hereafter acquired by such Obligor or in which such Obligor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Obligor’s First Lien Obligations and any obligations of the Obligors to the Collateral Agent and (ii) assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the Second Lien Secured Parties, a second priority security interest in the Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Obligor’s Second Lien Obligations:

(a) all Accounts (including, without limitation, all right to payment for the provision of wireless and related communications services and wireless and related equipment sales and leasing), whether or not earned by performance, Chattel Paper (whether tangible or electronic), Deposit Accounts and Securities Accounts and accounts receivable, Letter-of-Credit Rights, General Intangibles (including, without limitation Contracts (including, without limitation, construction contracts, subscriber contracts, customer service agreements, management agreements, rights-of-ways, easements, pole attachment agreements, transmission capacity agreements and public utility contracts) and all rights arising therefrom or with respect thereto), Goods and Instruments (including, without limitation the promissory notes described in Schedule 2 hereto);

(b) all Documents;

(c) all Equipment (including, without limitation, telecommunications and radio transmitting and receiving equipment, antennae, towers, microwave communication equipment, satellite dishes, multicouplers, multiplexers, machinery, computers, parts, tools, implements, poles, posts, cross-arms, conduits, ducts, lines (whether underground or overhead or otherwise), wires, cables, exchanges, CODECs, switches (including,

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without limitation, host switches and remote switches), testboards, amplifiers, racks, frames, motors, generators, batteries, items of central office equipment, paystations, protectors, subscriber equipment, instruments, connections and appliances used, useful or acquired for use in the business of such Obligor or the operation of such Obligor’s properties) and Fixtures;

(d) all Inventory and supplies (including, without limitation, returned or repossessed goods);

(e) all Investment Property (including, without limitation certificated and uncertificated securities) and letters of credit and;

(f) all leases, choses or things in action;

(g) the shares of common and preferred stock of, or partnership and other ownership interest in, the Issuers identified in Schedule 2 (as supplemented from time to time pursuant to any Assumption Agreement, or other supplement effecting such pledge) under the name of such Obligor and all other shares of capital stock, or partnership and other ownership interest, of whatever class or character of any Issuer, now or hereafter owned by such Obligor, and all certificates evidencing the same (collectively, the “Pledged Equity”), together with, in each case:

(i) all shares, securities, moneys or property representing a dividend on any of the Pledged Equity, or representing a distribution or return of capital upon or in respect of the Pledged Equity, or resulting from a split-up, revision, reclassification or other like change of the Pledged Equity or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Equity; and

(ii) without affecting the obligations of such Obligor under any provision prohibiting such action hereunder or under any First Lien Document or Second Lien Document, in the event of any consolidation or merger in which an Issuer is not the surviving entity, all ownership interests of any class or character of the successor entity (unless such successor entity is such Obligor itself) formed by or resulting from such consolidation or merger (the Pledged Equity, together with all other certificates, shares, securities, properties or moneys as may from time to time be pledged hereunder pursuant to this clause (ii) and clause (i) above being herein collectively called the “Equity Collateral”); and

(h) all Intercompany Notes;

(i) all Intellectual Property (including, without limitation all goodwill, customer lists, litigation rights and resulting judgments arising therefrom or with respect thereto);

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(j) all Investment Property, Financial Assets and Securities Accounts not covered by the foregoing clauses (a) through (i);

(k) all Payment Intangibles, Software and all other General Intangibles whatsoever not covered by the preceding clauses of this Section 2;

(l) all Commercial Tort Claims arising out of the events described in Schedule 8;

(m) all rights of such Obligor under or relating to FCC Licenses and PUC Authorizations and the proceeds from the sale of any FCC Licenses or PUC Authorizations or any goodwill or other intangible rights or benefits associated therewith, provided that such security interest does not include at any time any FCC Licenses to the extent (but only to the extent) that (i) FCC approval is required in order to grant a security interest therein or (ii) at such time the Collateral Agent may not validly possess a security interest therein pursuant to the Communications Act of 1934, as amended, and the regulations promulgated thereunder, as in effect at such time, but such security interest does include, to the maximum extent permitted by law, all rights incident or appurtenant to FCC Licenses and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of the FCC Licenses;

(n) all other tangible and intangible personal property whatsoever of such Obligor;

(o) to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including, without limitation, all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Obligor or any computer bureau or service company from time to time acting for such Obligor); and

(p) to the extent not otherwise included, all Proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the Collateral.

2.02 Exclusion from Grant. Notwithstanding any of the other provisions set forth in this Section 2, the Collateral shall not constitute an assignment or pledge of, or a grant of a security interest in or Lien on:

(a) any Contract to which any Obligor is a party to the extent that (i) the grant of a security interest therein by such Obligor will constitute or result in the abandonment, invalidation or unenforceability of any material right, title or interest of such Obligor under such Contract, (ii) the terms of such Contract prohibit the creation by such Obligor of a security interest therein or (iii) any Requirement of Law applicable thereto prohibits the creation of a security interest therein (other than, in the case of clauses (i), (ii) and (iii), to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code);

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(b) any Capital Stock of a Subsidiary other than that described in Section 2.01(g);

(c) any Motor Vehicles (whether owned or leased);

(d) any rights in respect of lawsuits filed against Sprint and its affiliates;

(e) any Excluded Permitted Lien Property (the assets set forth in this clause (e), together with the assets set forth in the foregoing clauses (a) through (d), the “Excluded Property”); and

(f) any lease to the extent perfection of a security interest in such lease cannot be effected through filings under the Uniform Commercial Code;

provided that any Proceeds, substitutions or replacements of any Excluded Property shall not themselves be Excluded Property (unless such proceeds, substitutions or replacements would constitute property described in clause (a) through (e) above). In addition, to the extent that any Excluded Permitted Lien Property is included in the Collateral, such Excluded Permitted Lien Property shall be automatically released from the Liens under the terms of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Obligor hereby represents and warrants to the Collateral Agent and each Secured Party that with respect to such Obligor and its Collateral:

3.01 Title; No Other Liens. Such Obligor is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 2 and no Lien exists or will exist upon such Collateral at any time (and no right or option to acquire the same exists in favor of any other Person), except for (a) the security interest in favor of the Collateral Agent for the benefit of the Secured Parties as provided for herein, and (b) Permitted Liens that are in existence on the date hereof (“Existing Permitted Liens”).

3.02 Perfected First Priority Liens. This Agreement is effective to create in favor of the Collateral Agent, for the benefit of the First Lien Secured Parties, a legal, valid and enforceable first priority security interest in the Collateral, in each case prior and superior in right to any other Person (except Existing Permitted Liens). The Collateral Agent will have a fully perfected First Priority Lien on, and security interest in, all right, title and interest of such Obligor in the Collateral upon (a) execution and delivery of this Agreement by such Obligor, (b) with respect to Collateral whose perfection depends on control under the Uniform Commercial Code, when the Collateral Agent has obtained such control over such Collateral and (c) with respect to all other Collateral (to the extent security interests therein may be perfected by filing financing statements under the Uniform Commercial Code), when the financing statements (in appropriate form) are filed in the jurisdictions indicated on Schedule 3.

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3.03 Perfected Second Priority Liens. This Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Second Lien Secured Parties, a legal, valid and enforceable second priority security interest in the Collateral, in each case subject only to the first priority security interests securing the Company’s obligations under any First Lien Documents and any Existing Permitted Liens. The Collateral Agent will have a fully perfected Lien on, and security interest in, all right, title and interest of such Obligor in the Collateral upon (a) execution and delivery of this Agreement by such Obligor, (b) with respect to Collateral whose perfection depends on control under the Uniform Commercial Code, when the Collateral Agent has obtained such control over such Collateral and (c) with respect to all other Collateral (to the extent security interests therein may be perfected by filing financing statements under the Uniform Commercial Code), when the financing statements (in appropriate form) are filed in the jurisdictions indicated on Schedule 3.

3.04 Names and Changes in Circumstances. The full and correct legal name, type of organization, organizational ID number (if applicable) and mailing address of each Obligor as of the date hereof is correctly set forth in Schedule 4. Schedule 4 correctly specifies the place of business of each Obligor or, if such Obligor has more than one place of business, the location of the chief executive office of such Obligor.

Such Obligor has not (i) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the Uniform Commercial Code), (ii) except as specified in Schedule 4, heretofore changed its name, or (iii) except as specified in Schedule 9, heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the Uniform Commercial Code) with respect to a currently effective security agreement previously entered into by any other person.

3.05 Inventory and Equipment. On the date hereof, all Inventory and the Equipment (other than mobile goods, and Equipment and Inventory in transit, out for repair or otherwise off-site in the ordinary course of business) of the Obligors are located in the States listed on Schedule 5 hereto.

3.06 Pledged Equity; Pledged Notes.

(a) Pledged Equity. The Pledged Equity identified under the name of such Obligor in Schedule 2 is, and all other Pledged Equity in which such Obligor shall hereafter grant a security interest pursuant to Section 2 will (i) be, duly authorized, validly existing, fully paid and non-assessable (in the case of any equity interest in a corporation), (ii) constitute legal, valid and binding obligations of such Obligors (in the case of any equity interest in a partnership) and (iii) be duly issued and outstanding (in the case of any equity interest in any other entity), and none of such Pledged Equity is or will be subject to any contractual restriction, or any restriction under the charter, by-laws, partnership agreement or other organizational instrument of the respective Issuer of such Pledged Equity, upon the transfer of such Pledged Equity (except for any such restriction contained herein or in the Indentures, or under such organizational instruments).

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The Pledged Equity identified under the name of such Obligor in Schedule 2 hereto constitutes all of the issued and outstanding shares of Capital Stock of any class of each Issuer beneficially owned by such Obligor on the date hereof, whether or not registered in the name of such Obligor (or, in the case of any supplement to said Schedule 2 upon the execution and delivery of an Assumption Agreement, or other supplement effecting such pledge, will constitute all of the issued and outstanding shares of Capital Stock of any class of each Issuer beneficially owned by such Obligor and listed in such supplement as of the date of such supplement). Schedule 2 hereto correctly identifies, as at the date hereof, the respective Issuers of such Pledged Equity, and (in the case of any corporate Issuer) the respective class and par value of the shares comprising such Pledged Equity and the respective number of shares (and registered owners thereof) represented by each such certificate.

(b) Pledged Notes. Schedule 2 hereto sets forth a complete and correct list of all Pledged Notes held by any Obligor on the date hereof having an original principal amount in excess of $100,000.

3.07 Intellectual Property. Schedule 6 sets forth under the name of such Obligor a complete and correct list of all Intellectual Property owned by such Obligor on the date hereof; except pursuant to licenses and other use agreements entered into by such Obligor in the ordinary course of business that are listed in Schedule 7.

3.08 Commercial Tort Claims. Schedule 8 sets forth a complete and correct list of all material commercial tort claims of such Obligor in existence on the date hereof.

ARTICLE 4

FURTHER ASSURANCES; REMEDIES

In furtherance of the grant of the pledge and security interest pursuant to Section 2, the Obligors hereby jointly and severally agree with the Collateral Agent as follows:

4.01 Delivery and Other Perfection. Each Obligor shall:

(a) if any of the Equity Collateral pledged by such Obligor under Section 2 are received by such Obligor, forthwith either (x) deliver to the Collateral Agent such Equity Collateral (together with the certificates or instruments for any such Equity Collateral duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may request), all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral or (y) take such other action as necessary or appropriate to duly record or otherwise perfect the Lien created hereunder in such Equity Collateral;

(b) deliver and pledge to the Collateral Agent any and all Instruments having an original principal amount in excess of $100,000, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may request; provided that (other than in the case of the promissory notes described in Schedule 2 hereto) so long as no Event of Default shall have occurred and be

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continuing, such Obligor may retain for collection in the ordinary course any Instruments received by such Obligor in the ordinary course of business and the Collateral Agent shall, promptly upon request of such Obligor through the Company, make appropriate arrangements for making any Instrument pledged by such Obligor available to such Obligor, as applicable, for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Collateral Agent, against trust receipt or like document);

(c) give, execute, deliver, file, record, authorize or obtain all such financing statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, including, without limitation, following the occurrence and during the continuance of an Event of Default, causing any or all of the Equity Collateral to be transferred of record into the name of the Collateral Agent or its nominee (and the Collateral Agent agrees that if any Equity Collateral is transferred into its name or the name of its nominee, the Collateral Agent will thereafter promptly give to such Obligor copies of any notices and communications received by it with respect to the Equity Collateral pledged by such Obligor hereunder);

(d) without limiting the generality of the foregoing paragraph (c), on the Issue Date, and thereafter, execute and deliver to the Collateral Agent a short-form confirmatory security agreement in the form attached as Annex 2 hereto, with respect to the Trademarks hereunder for filing in the United States Patent and Trademark Office from time to time, as shall be necessary to perfect and maintain the priority of the Lien created hereunder in such Trademarks;

(e) keep complete and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement;

(f) permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at the such Obligor’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Obligor with respect to the Collateral, all in such manner as the Collateral Agent may require;

(g) execute and deliver and cause to be filed, such continuation statements, and do such other acts and things, as may be necessary to maintain the perfection of the security interest granted pursuant hereto; and

(h) upon the occurrence and during the continuance of any Default, upon request of the Collateral Agent, promptly notify (and such Obligor hereby authorizes the

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Collateral Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Collateral Agent.

If any Obligor is required at any time to grant a lien upon real property pursuant to Section 13.04 of the 2010 Indenture or the 2012 Indenture, such Obligor shall execute and deliver to the Collateral Agent, for the benefit of the Secured Parties, a mortgage or deed of trust or similar document (each, a “Mortgage”) as required by such Sections to secure the Secured Obligations up to the maximum amount set forth in such Mortgage. The rights and remedies of the Collateral Agent with respect to such lien on such real property shall be governed by such Mortgage; provided that such real property shall in all other respects be treated as “Collateral” hereunder, the net proceeds realized by the Collateral Agent from any realization thereon shall be allocated as proceeds pursuant to Section 4.09 and references to this “Agreement” shall be deemed to include such Mortgage except insofar as such Mortgage governs the rights and remedies of the Collateral Agent with respect to such real property.

In addition to the foregoing, to the extent that the granting of a security interest in any property acquired by any Obligors after the date hereof (including through a Restricted Subsidiary becoming an Obligor hereunder) requires a third party consent which has not been obtained, the Obligors shall use commercially reasonable efforts (and in any event not involving the payment of money in excess of ½ of 1% of the estimated fair market value of the property as determined in good faith by the chief financial officer of the Company) to obtain the third party consents referred to in the preceding sentence as promptly as practicable with respect to such property for the benefit of the Collateral Agent.

Notwithstanding the foregoing, the Obligors shall not be required to take any of the actions described above (i) with respect to assets or property (including fixtures, but excluding all other real property) acquired by any Obligor after the date hereof unless such assets or property has a fair market value (as determined in good faith by the Board of Directors of the Company) in excess of $1,000,000 individually or $2,500,000 in a series of one or more related transactions and (ii) with respect to real property, unless the same is a fee interest in any individual or contiguous parcels of owned real property (other than fixtures) having a fair market value (as determined in good faith by the Board of Directors of the Company) excess of $2,500,000 individually or in a series of one or more related transactions, provided that this paragraph shall not be applicable to (x) the acquisition of any FCC License by any Obligor or (y) the inclusion by any Obligor of any other assets or property in collateral securing any other First Lien Obligations.

Notwithstanding anything to the contrary herein, no Obligor shall be required to grant control of any Deposit Account or Securities Account to the Collateral Agent.

Nothing herein shall be deemed to limit the obligations of the Obligors under Section 13.04 of the Indentures or any comparable provision of any other First Lien Document or Second Lien Document.

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4.02 Other Financing Statements and Liens. Except for Permitted Liens, without the prior written consent of the Collateral Agent (granted with the authorization of the Requisite Secured Parties as specified in the Intercreditor Agreement), no Obligor shall (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties, or (b) cause or permit any other Person other than the Collateral Agent to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the Uniform Commercial Code) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

4.03 Preservation of Rights. No Secured Party shall be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

4.04 Special Provisions Relating to Certain Collateral.

(a) Equity Collateral.

(i) The Obligors will cause the Equity Collateral to constitute at all times 100% of the total number of shares of each class of Capital Stock of each Issuer then outstanding owned by them.

(ii) So long as no Event of Default shall have occurred and be continuing and prior to the receipt of a notice from the Collateral Agent stating its intention to exercise its rights hereunder with respect to the Equity Collateral, the Obligors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Equity Collateral for all purposes not inconsistent with the terms of this Agreement, the First Lien Documents and the Second Lien Documents or any other instrument or agreement referred to herein or therein, provided that the Obligors jointly and severally agree that they will not vote the Equity Collateral in any manner that is inconsistent with the terms of this Agreement, the First Lien Documents and the Second Lien Documents or any such other instrument or agreement; and the Collateral Agent shall execute and deliver to the Obligors or cause to be executed and delivered to the Obligors all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Obligors may reasonably request for the purpose of enabling the Obligors to exercise the rights and powers which they are entitled to exercise pursuant to this Section 4.04(a)(ii).

(iii) So long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to, and at the cost and expense of, the Obligors, all proxies, dividend payment orders and other instruments as the Obligors may from time to time reasonably request for the purpose of enabling the Obligors to exercise the voting and other consensual rights which they are entitled to exercise pursuant to paragraph (ii) above.

Security Agreement

(b) Intellectual Property.

(i) For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 4.05 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Obligor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Obligor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(ii) Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Indentures that limit the rights of the Obligors to dispose of their property, so long as no Event of Default shall have occurred and be continuing, the Obligors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Obligors. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing the Collateral Agent shall from time to time, upon the request of the respective Obligor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Obligor through the Company shall have certified are appropriate (in its judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations or earlier expiration of this Agreement or release of the Collateral, the Collateral Agent shall grant back to the Obligors the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 4.05 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Obligors in accordance with the first sentence of this clause (ii).

4.05 Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing:

(a) each Obligor shall, at the request of the Collateral Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to the Collateral Agent and such Obligor, designated in the Collateral Agent’s request;

(b) the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(c) the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not

Security Agreement

the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, after notice in writing to the Obligors, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Obligor agrees to take all such action as may be appropriate to give effect to such right);

(d) the Collateral Agent in its discretion may, in its name or in the name of any Obligor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

(e) the Collateral Agent may, upon ten Business Days’ prior written notice to the Obligors of the time and place, with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent, the holders of the Secured Obligations or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Agent or any holder of any Secured Obligation or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligors, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademarks, the goodwill connected with and symbolized by the Trademarks subject to such disposition shall be included. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other disposition under this Section 4.05, including by virtue of the exercise of the license granted to the Collateral Agent in Section 4.04(b), shall be applied in accordance with Section 4.09.

The Obligors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Obligors acknowledge that any such private sales may be at prices and on terms less favorable than those obtainable

Security Agreement

through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective issuer thereof to register it for public sale.

4.06 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Obligors shall remain liable for any deficiency.

4.07 Locations; Names. Without at least 10 days’ prior written notice to the Collateral Agent, no Obligor shall change its location (as defined in Section 9-307 of the Uniform Commercial Code) or change its name from the name shown as its current legal name on Schedule 1 and shall (i) take such actions in respect thereof as is required under Section 10.01 of the Intercreditor Agreement fully to preserve the perfection and priority of the security of the Secured Parties in the Collateral hereunder and (ii) furnish to the Collateral Agent and each Secured Party Representative, an Opinion of Counsel dated as of the date of such change, either (A) stating that, in the opinion of such counsel all action has been taken with respect to the recording, registering, filing, re-recording, reregistering and re-filing of all supplemental instruments, agreements, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain and perfect the Lien of the Collateral Documents and reciting with respect to the security interests in the Collateral the details of such action or referring to prior Opinions of Counsel in which such detail are given or (B) stating that, in the opinion of such counsel, no such action is necessary to preserve perfect and protect such Lien in the Collateral.

4.08 Private Sale. None of the Secured Parties shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.05 conducted in a commercially reasonable manner. Each Obligor hereby waives any claims against any Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

4.09 Application of Proceeds. Except as otherwise expressly provided herein, the proceeds of any collection, sale or other realization (including as a result of an Enforcement Action) pursuant to this Agreement of all or any part of the Collateral shall be applied and distributed as provided in Section 5.01 of the Intercreditor Agreement.

4.10 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Collateral Agent is hereby appointed the attorney-in-fact of each Obligor for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments

Security Agreement

which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Section 4 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Obligor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

4.11 Perfection and Recordation. Each Obligor consents that Uniform Commercial Code financing statements may be filed describing the Collateral as “all assets” or “all personal property” of such Obligor (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 2).

4.12 Releases; Termination. The Liens created hereunder shall be released and terminated, and the Collateral Agent shall execute and deliver such documents and instruments at the expense of the Company as shall be requested by the Company to release the Collateral from the Liens created hereby, in the manner and upon the satisfaction of the conditions set forth in Section 3.05 of the Intercreditor Agreement.

ARTICLE 5

MISCELLANEOUS

5.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy as follows:

(a) if to the Company or any Guarantor, to it at 901 Lakeshore Drive, Lake Charles, Louisiana 70601, Attention of Thomas G. Henning (Telecopier No. (337) 310-3479; Telephone No. (337) 310-3421) with a copy to Cahill Gordon & Reindel LLP, at 80 Pine Street, New York, New York 10005, Attention of James Clark (Telecopier No. (212) 269-5420; Telephone No. (212) 701-3849), and Correro Fishman Haygood Phelps Weiss Walmsley & Casteix, L.L.P., 201 St. Charles Avenue, 46th Floor, New Orleans, Louisiana 70170, Attention of Louis Y. Fishman (Telecopier No. (504) 586-5250; Telephone No. (504) 586-5252).

(b) if to the Collateral Agent, to it at Goodwin Square, 225 Asylum Street, Hartford, CT 06103, Attention of Mr. Michael M. Hopkins (Telecopier No. (860) 241-6897; Telephone No. (860) 241-6820) with a copy to Shipman & Goodwin LLP, One Constitution Plaza, Hartford, CT 06103-1919, Attention of Thomas F. Tresselt (Telecopier No. (860) 251-5314; Telephone No. (860) 251-5810)

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to other parties hereto. All notices and other

Security Agreement

communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

5.02 No Waiver. No failure on the part of any Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

5.03 Amendments and Waivers. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Obligor and the Collateral Agent (with the consent of the applicable Secured Parties as provided in the Intercreditor Agreement). Any such amendment or waiver shall be binging upon each Obligor and each Secured Party.

5.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Obligor and each Secured Party; provided that no Obligor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

5.05 Counterparts This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

5.06 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

5.07 Captions. The captions and section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

5.08 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.09 Additional Obligors. Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 10.20 of the 2010 Indenture or the 2012 Indenture shall become an Obligor for all purposes of this Agreement upon execution and delivery to the Collateral Agent by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto. Accordingly, upon the execution and delivery of such Assumption Agreement by any such new or acquired Subsidiary, such new or acquired Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become

Security Agreement

a “Guarantor” and a “Obligor” under and for all purposes of this Agreement, and each of the Annexes hereto shall be supplemented in the manner specified in such Assumption Agreement.

5.10 WAIVER OF JURY TRIAL. EACH OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FIRST LIEN DOCUMENT OR SECOND LIEN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.11 Intercreditor Agreement. Article II of the Intercreditor Agreement shall be a part of this Agreement as if each Section of such Article were stated herein. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

Security Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

US UNWIRED INC.

By:	/s/ Robert Piper
Name:
Title:

GEORGIA PCS LEASING, LLC

By:	GEORGIA PCS MANAGEMENT, L.L.C., a Georgia limited liability company
Its:	Sole Member

By:	LOUISIANA UNWIRED, LLC, a Louisiana limited liability company
Its:	Sole Member

By:	/s/ Robert Piper
Name:
Title:

GEORGIA PCS MANAGEMENT, L.L.C.

By:	LOUISIANA UNWIRED, LLC, a Louisiana limited liability company
Its:	Sole Member

By:	/s/ Robert Piper
Name:
Title:

Security Agreement

LOUISIANA UNWIRED, LLC

By:	/s/ Robert Piper
Name:
Title:

TEXAS UNWIRED
By:	LOUISIANA UNWIRED, LLC
Its:	Managing Partner

By:	/s/ Thomas G. Henning
Name:	Thomas G. Henning
Title:	Secretary/Assistant Manager

UNWIRED TELECOM CORP.

By:	/s/ Robert Piper
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Michael M. Hopkins
Name:	Michael M. Hopkins
Title:	Vice President

Security Agreement

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

The address for each Guarantor is:

901 Lakeshore Drive

Lake Charles, Louisiana 70601

(337) 436-9000

Attention: General Counsel

Schedule 1 to Security Agreement

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Equity:

Issuer	Obligor	Percentage Ownership	Class / Par Value	Certificate No.	Number of Shares
Unwired Telecom Corp.	US Unwired Inc.	100%	Class A Common Stock	50	11,250,000

Louisiana Unwired LLC	US Unwired Inc.	100%	Class B Membership Units	12 14 18 19	194,682,060 40,333,088 656,236 15,406,641

Texas Unwired	Louisiana Unwired, LLC	80%	N/A	N/A	N/A

	US Unwired Inc.	20%	N/A	N/A	N/A

Georgia PCS Management, L.L.C	Louisiana Unwired, LLC	100%	N/A	N/A	N/A

Georgia PCS Leasing, LLC	Georgia PCS Management, L.L.C.	100%	N/A	N/A	N/A

Pledged Notes:

i. Promissory Note dated March 31, 2004 between US Unwired Inc. (Payor) and Unwired Telecom Corp. (Payee) in the amount of $56,835,850.00 bearing interest at the Federal Funds Rate plus 3.5% per annum

ii. Promissory Note dated March 31, 2004 between Louisiana Unwired, LLC (Payor) and Georgia PCS Management, L.L.C. (Payee) in the amount of $10,112,141.02 bearing interest at the Federal Funds Rate plus 3.5% per annum

iii. Promissory Note dated March 31, 2004 between Louisiana Unwired, LLC (Payor) and US Unwired Inc. (Payee) in the amount of $110,608,721.84 bearing interest at the Federal Funds Rate plus 3.5% per annum

iv. Promissory Note dated March 31, 2004 between Texas Unwired (Payor) and Louisiana Unwired, LLC (Payee) in the amount of $23,460,878.07 bearing interest at the Federal Funds Rate plus 3.5% per annum

Schedule 2 to Security Agreement

v. Promissory Note dated October 26, 1999 between Command Connect, L.L.C. (Payor) and US Unwired Inc. (Payee) in the amount of $100,000.00 bearing interest at the rate of 4.94%

vi. Promissory Note dated April 1, 1999 between Command Connect, L.L.C. (Payor) and US Unwired Inc. (Payee) in the amount of $748,821.24 bearing interest at the rate of 4.94%

vii. Promissory Note dated August 19, 1999 between Command Connect, L.L.C. (Payor) and US Unwired Inc. (Payee) in the amount of $630,000.00 bearing interest at the rate of 4.94%

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

US Unwired Inc. – the clerk of court’s office in any parish in Louisiana except Orleans; Recorder of Mortgages office in Orleans parish.

US Unwired Inc. Transmitting Utilities Financing Statements to be filed in FL, GA, MS, AL, TX, AR, TN, LA and OK.

Louisiana Unwired, LLC – the clerk of court’s office in any parish in Louisiana except Orleans; Recorder of Mortgages Office in Orleans parish.

Louisiana Unwired, LLC Transmitting Utilities Financing Statement to be filed in FL, GA, MS, AL, TX, AR, TN, LA and OK.

Unwired Telecom Corp.- the clerk of court’s office in any parish in Louisiana except Orleans; Recorder of Mortgages Office in Orleans parish.

Unwired Telecom Corp.- Transmitting Utilities Financing Statement to be filed in FL, GA, MS, AL, TX, AR, TN, LA and OK.

Texas Unwired - the clerk of court’s office in any parish in Louisiana except Orleans; Recorder of Mortgages Office in Orleans parish.

Texas Unwired Transmitting Utilities Financing Statement to be filed in FL, GA, MS, AL, TX, AR, TN, LA and OK.

Georgia PCS Management, L.L.C. – the office of the clerk of the superior court of any county in Georgia.

Georgia PCS Management, L.L.C. Financing Statement to be filed in FL, GA, MS, AL, TX, AR, TN, LA and OK.

Georgia PCS Leasing, LLC - the office of the clerk of the superior court of any county in Georgia.

Georgia PCS Leasing, LLC Financing Statement to be filed in FL, GA, MS, AL, TX, AR, TN, LA and OK.

Schedule 3 to Security Agreement

Patent and Trademark Filings

Mark: US UNWIRED and design—Reg.# 2,203,174 and Serial # 75/183817.

Registered November 10, 1998 and owned by Unwired Telecom Corp. A Combined Affidavit and Declaration of Use under Section 8 and 15 was filed and accepted for this service mark on March 29, 2004. This registration will remain in effect until November 10, 2008.

Actions with respect to Pledged Equity

The Collateral Agent shall take possession of the original stock certificates or membership interest certificates for the entities with certificated interests. The Collateral Agent shall file UCC financing statements with respect to the interests in non-certificated entities.

Other Actions

N/A

Schedule 3 to Security Agreement

Schedule 4

LOCATION OF JURISDICTION OF ORGANIZATION

Obligor	Type of Organization	Jurisdiction of Organization	Address	Organizational ID Number
US Unwired Inc.	Corporation	LA	901 Lakeshore Drive Lake Charles, LA 70601	34842173D

Louisiana Unwired, LLC	Limited Liability Co.	LA	901 Lakeshore Drive Lake Charles, LA 70601	34605082K

Texas Unwired	Partnership	LA	901 Lakeshore Drive Lake Charles, LA 70601	34853879J

Unwired Telecom Corp.	Corporation	LA	901 Lakeshore Drive Lake Charles, LA 70601	27712930D

Georgia PCS Management, L.L.C.	Limited Liability Co.	GA	901 Lakeshore Drive Lake Charles, LA 70601	K727217

Georgia PCS Leasing, LLC	Limited Liability Co.	GA	901 Lakeshore Drive Lake Charles, LA 70601	K910362

Schedule 4 to Security Agreement

Schedule 5

LOCATIONS OF INVENTORY AND EQUIPMENT

Obligor	State
Louisiana Unwired, LLC	FL, GA, MS, AL, TX, AR, TN, LA

Texas Unwired	TX

Unwired Telecom Corp.	LA

US Unwired Inc.	LA

GA PCS Leasing, LLC	GA

Schedule 5 to Security Agreement

Schedule 6

COPYRIGHTS AND COPYRIGHT LICENSES

PATENTS AND PATENT LICENSES

TRADEMARKS AND TRADEMARK LICENSES

Copyrights - None

Patents - None

Trademarks –

1. Mercury Cellular and Paging – owned by US Unwired Inc.

2. US Unwired Inc. – owned by Unwired Telecom Corp.

3. Chat Pak (state level only) – owned by Unwired Telecom Corp.

Schedule 6 to Security Agreement

Schedule 7

LIST OF CONTRACTS, LICENSES AND OTHER AGREEMENTS

None.

Schedule 7 to Security Agreement

Schedule 8

LIST OF COMMERCIAL TORT CLAIMS

On July 11, 2003, we filed suit in federal court in Louisiana against Sprint and Sprint PCS, and on September 25, 2003 we filed an amended complaint. The suit alleges violations of the Racketeer Influenced and Corrupt Organizations Act, breach of fiduciary duty, breach of contract, and fraud arising out of Sprint’s conduct in its dealings with us. It seeks treble actual damages in unspecified amounts and appointment of a receiver or fiscal agent over property and assets controlled by Sprint. On February 5, 2004, the U.S. District Court denied in all respects Sprint’s previously-filed motion for judgment on the pleadings, stating that it was amenable to allowing us to hire an outside accounting company or other expert to monitor monies received by Sprint, and agreed with our position that certain claims are subject to trial by jury in Louisiana. On March 8, 2004, we filed our Second Amended Complaint against Sprint to include certain additional factual allegations related to our claims, as requested by the Court’s February 5, 2004 Order. On April 8, 2004, Sprint filed its Answer, Defenses, and Counterclaim to our Second Amended Complaint, which included a claim that we owe Sprint approximately $16.3 million related to contractual disputes between the parties. On March 25, 2004, we filed an application to appoint an outside accounting company or other expert to monitor monies paid to Sprint from our customers. Sprint has filed an objection to our application. We anticipate that the Court will rule on our application in the coming weeks. We and Sprint also have submitted to the Court an agreed-upon schedule to complete the discovery process during 2004 and we anticipate that the Court will rule on our application in the coming weeks. We and Sprint also have submitted to the Court an agreed-upon schedule to complete the discovery process during 2004 and we anticipate an early 2005 trial date.

We are from time to time involved in other litigation that we believe ordinarily accompanies the communications business. We do not believe that any of our other pending or threatened litigation will have a material adverse effect on our business or financial situation.

Schedule 8 to Security Agreement

Schedule 9

NEW DEBTOR EVENTS

None.

Schedule 9 to Security Agreement

Annex 1 to

Security Agreement

ASSUMPTION AGREEMENT, dated as of                                 , 200  , made by                                                       (the “Additional Obligor”), in favor of [            ], as collateral agent (in such capacity, the “Collateral Agent”) under the Security Agreement, dated as of [            ], 2004 between the Obligors (as defined therein) and the Collateral Agent for the benefit of the Secured Parties referred to therein (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Security Agreement.

W I T N E S S E T H :

WHEREAS, the Secured Parties have made various financial accommodations (the “Financial Accommodations”) to or for the benefit of US UNWIRED INC. (“the Company”) and various other Obligors;

WHEREAS, terms defined in the Security Agreement are used herein as defined therein;

WHEREAS, pursuant to the 2010 Indenture, the 2012 Indenture, the Security Agreement and various other documents from time to time governing or evidencing the Financial Accommodations, the Company and various of their Subsidiaries have agreed to guarantee and/or pledge certain collateral to the Collateral Agent for the benefit of the Secured Parties as security for the Financial Accommodations;

WHEREAS, the Indentures and such other documents require the Additional Obligor to become a party to the Security Agreement; and

WHEREAS, the Additional Obligor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Security Agreement;

NOW, THEREFORE, IT IS AGREED:

By executing and delivering this Assumption Agreement, the Additional Obligor, as provided in Section 5.09 of the Security Agreement, hereby becomes a party to the Security Agreement as an Obligor thereunder with the same force and effect as if originally named therein as an Obligor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of an Obligor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Security Agreement. The Additional Obligor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Security Agreement is true and correct (in relation to such Obligor and its Collateral) on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

Annex 1 to Security Agreement

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL OBLIGOR]

By:
Name:
Title:

Annex 1 to Security Agreement

Annex 1-A to

Assumption Agreement

Annex 1-A to Annex 1 to Security Agreement

Annex 2 to

Security Agreement

[Form of Intellectual Property Security Agreement]

INTELLECTUAL PROPERTY SECURITY AGREEMENT

INTELLECTUAL PROPERTY SECURITY AGREEMENT (the “IP Security Agreement”) dated as of June 16, 2004 between US UNWIRED INC., a corporation duly organized and validly existing under the laws of the State of Louisiana (the “Company”), each of the Subsidiaries of the Company identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto (individually, a “Guarantor” and, together with the Company, individually an “Obligor” and, collectively, the “Obligors”), and U.S. Bank National Association, as collateral agent for the Secured Parties from time to time party to the Intercreditor Agreement referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, the Company, the Guarantors and U.S. Bank National Association, as trustee (the “2010 Notes Trustee”) have entered into an indenture dated as of June 16, 2004 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “2010 Indenture”) providing for the issuance by the Company of its First Priority Senior Secured Floating Rate Notes due 2010 (the “2010 Notes”);

WHEREAS, the Company, the Guarantors and U.S. Bank National Association, as trustee (the “2012 Notes Trustee” and, together with the 2010 Notes Trustee, the “Trustees”) have entered into an indenture dated as of June 16, 2004 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “2012 Indenture” and, together with the 2010 Indenture, the “Indentures”) providing for the issuance by the Company of its 10% Second Priority Senior Secured Notes due 2012 (the “2012 Notes” and, together with the 2010 Notes, the “Notes”);

WHEREAS concurrently with the execution and delivery hereof the Company, the Guarantors, the 2010 Notes Trustee, the 2012 Notes Trustee and the Collateral Agent are entering into an intercreditor agreement (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Intercreditor Agreement”), providing, inter alia, for certain matters relating to the liens granted hereunder and for the liens granted hereunder for the benefit of the holders of the 2010 Notes to be senior to the liens granted hereunder for the benefit of the holders of the 2012 Notes;

WHEREAS under the terms of the Security Agreement, the Obligors have granted to the Collateral Agent for the benefit of the Secured Parties, first priority and second priority security interests in, among other property, certain intellectual property of the Obligors, and have agreed as a condition thereof to execute this IP Security Agreement for the purposes of recording

Annex 2 to Security Agreement

the grant of the security interest in such intellectual property with the United States Patent and Trademark Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor agrees as follows:

SECTION 1. Grant of Security. Each Obligor hereby confirms the grant of (i) a first priority security interest in all of such Obligor’s right, title and interest in and to the trademark registrations and applications set forth in Schedule I hereto and the right to recover for past, present and future infringements or misappropriations thereof and all other rights of any kind whatsoever accruing thereunder or pertaining thereto (collectively being the “Collateral”) to the Collateral Agent for the benefit of the Collateral Agent and the First Lien Secured parties under the terms of the Security Agreement and (ii) a second priority security interest in the Collateral to the Collateral Agent for the benefit of the Collateral Agent and the Second Lien Secured parties, under the terms of the Security Agreement.

SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by each Obligor under the Security Agreement, as evidenced by this IP Security Agreement, secures the payment of the Secured Obligations of each Obligor whether now existing or hereafter coming into existence.

SECTION 3. Recordation. Each Obligor authorizes and requests, that the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4. Counterparts. This IP Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this IP Security Agreement by signing any such counterpart.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into pursuant to the terms of the Security Agreement. Each Obligor does hereby, acknowledge and confirm that the grant of the security interest referenced herein to, and the rights and remedies of the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6. Governing Law. This IP Security Agreement shall be governed by and construed in accordance with the law of the State of New York.

Annex 2 to Security Agreement

IN WITNESS WHEREOF, each Obligor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

US UNWIRED INC.

By:
Name:
Title:

[OBLIGOR THAT OWN TRADEMARKS]

By:
Name:
Title:

[REPEAT AS NECESSARY]

Annex 2 to Security Agreement

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

Annex 2 to Security Agreement

SCHEDULE I

to IP Security Agreement

LIST OF TRADE NAMES, SERVICE MARKS, TRADEMARK AND

SERVICE MARK REGISTRATIONS AND APPLICATIONS FOR TRADEMARK

AND SERVICE MARK REGISTRATIONS

Trademark	US P&TO Registration	Owner

Schedule 1 to Annex 2 to Security Agreement